Exhibit 99.1

For Immediate Release	More information:
James Hart, 203.956.8746 (O) 203.339.2578 (M)
Todd Smith, 615.764.2598 (O) 615.202.7944 (M)

Affinion Group, Inc. Completes Tuck-In Acquisition of Credit Card

Registration Membership Base and Provides Guidance for 2008

Norwalk, Conn., Jan. 9, 2008 – Affinion Group, Inc., a global leader in affinity direct marketing of value-added membership, insurance and package enhancement programs, announced that it has expanded its world-class suite of consumer protection products by acquiring a base of approximately half a million members and the associated fee revenue stream from a U.S.-based financial institution. The all-cash transaction, valued at approximately $50 million, was completed in late December and is expected to be accretive to operating income in the first year and thereafter.

The acquired members are participating in credit card registration programs designed to protect, assist and reimburse members whenever a registered card is lost or stolen. Members enjoy the benefits of placing just one call to cancel and replace all lost or stolen cards, access to emergency cash, credit monitoring, identity theft assistance and expense reimbursement. These services are highly complementary to Affinion Group’s popular Hot-Line® product, and the company expects to be able to seamlessly integrate and service the acquired members.

“This transaction reflects a trend we are seeing among large financial institutions to outsource the management of these types of programs to strategic partners like Affinion, and affirms our leading position as the trusted steward of their brands,” said Nathaniel J. Lipman, Affinion Group, Inc.’s President and Chief Executive Officer. “The acquisition of this stable and profitable customer base puts our Membership business on a very attractive trajectory. In our previous internal forecasts, Global Members were expected to stabilize and grow organically early in 2008, but today’s announcement accelerates that trend line and aligns precisely with our strategy in the Membership business.”

With the anticipated benefits from this acquisition, Affinion is projecting its 2008 Adjusted EBITDA (as defined below) to be within the range of $305 - $315 million. This projected range exceeds the company’s previously announced targeted annual growth rate of between 6-8% in Adjusted EBITDA for 2008.

Affinion has financed this purchase through a combination of cash on hand and borrowings from its revolving credit facility.

Tom Williams, Affinion Group, Inc.’s Chief Financial Officer added: “This transaction further demonstrates our ongoing commitment to deploy capital to the highest possible return, whether that is a new marketing campaign or an extremely attractive acquisition. In 2008, while we expect to improve our net debt to Adjusted EBITDA leverage ratio and continue with additional deleveraging, given this use of cash we anticipate prepaying our term loan at a lesser rate than what was accomplished in 2007.”

Affinion made four prepayments totaling $100 million in 2007 against the balance of its term loan. To date, Affinion has made nine voluntary prepayments totaling $205 million, or approximately 24% of the original term loan, and the company continues to be in full compliance with all of its banking covenants.

To enroll in Affinion’s Hotline® card protection services, log on to www.nationalcardregistry.com or call 1-800-226-8921.

Adjusted EBITDA Definition

Adjusted EBITDA is defined as income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in our debt agreements to test the permissibility of certain types of transactions, including debt incurrence. Adjusted EBITDA is not a measurement of liquidity or financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, as a measure of liquidity, as an alternative to operating or net income determined in accordance with U.S. GAAP or as an indicator of operating performance.

About Affinion Group, Inc.

As a global leader with nearly 35 years of experience, Affinion Group (www.affinion.com) enhances the value of its partners’ customer relationships by developing and marketing valuable loyalty, membership, checking account, insurance and other compelling products and services. Leveraging its expertise in product development and targeted marketing, Affinion helps generate significant incremental revenue for more than 5,200 affinity partners worldwide, including many of the largest and most respected companies in financial services, retail, travel, and Internet commerce. Based in Norwalk, CT, the company has approximately 3,000 employees throughout the United States and in 10 countries across Europe and in South Africa.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, Affinion’s expectations regarding the performance of its business, its liquidity and capital resources, its guidance for 2007 and 2008 and the other non-historical statements in this press release. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to general economic and business conditions and international and geopolitical events, a downturn in the credit card industry or changes in the techniques of credit card issuers, market place consolidation among financial institution affinity partners, industry trends, the effects of a decline in travel on Affinion’s travel fulfillment business, termination or expiration of one or more agreements with its affinity partners or a reduction of the marketing of its services by one or more of its affinity partners, its substantial leverage, restrictions contained in its debt agreements, its inability to compete effectively and other risks identified and discussed under the caption “Item 1A. Risk Factors” in Affinion’s Annual Report on Form 10-K for the year ended December 31, 2006 and the other periodic reports filed by Affinion with the SEC from time to time. Forward-looking statements speak only as of the date on which they are made. Affinion disclaims any obligation to update publicly its forward-looking statements, whether as a result of new information, future events or otherwise.